PRESS RELEASE: Amerigo Energy, Inc.

AMERIGO ENERGY CEO PROVIDES UPDATE TO SHAREHOLDERS

HENDERSON, Nev. July 10th, 2013 (GLOBE NEWSWIRE) -- via PRWEB -- Amerigo Energy, Inc. "The Company" (OTCBB: AGOE), is pleased to provide this update to shareholders.

A month ago the company announced the launch of its new website www.AmerigoHoldings.com and the hiring of Monarch Media, LLC as its investor relations company . Along with that, Company's management has been diligently working to increase shareholder value. Here are some milestones we have reached in the last 30 days:

          o  New distribution contract  for  Le  FLAV  Straight  Up, throughout
             Illinois
          o Further negotiations with strategic partners, domestic and international for Le FLAV Spirits
          o Acquisition of 900,000 shares of previously issued stock to be returned to Treasury

The Company is working on multiple strategic partnerships for the Le FLAV brand both on the domestic and international level, as well as through other channels that would all provide diverse benefit to the company. While it is pre-mature to announce any specifics, we are excited about the coming quarter and next six
(6) months for us.

Jason Griffith, Chief Executive Officer of Amerigo Energy also noted the re-acquisition of 900,000 shares of common stock and return to treasury stock. "We have been having conversations regarding the 900,000 shares for quite some time and during the last quarter we were able to secure the acquisition of these shares." Griffith continued, "We are committed to maintaining the viability of the capitalization structure of the company."

Existing shareholders have already begun to benefit from the hiring of Monarch Media. This addition to the team allows a more fluid line of communication between the company and its current and future shareholders.

The above strategies are just examples of some of the many synergies from adding additional partners to the company. We are currently evaluating other key alliances and strategies for the company to continue to build shareholder value.

ABOUT AMERIGO ENERGY, INC.

Amerigo develops, produces, markets, and distributes alcoholic and non-alcoholic beverages for sale primarily in the continental Unites States with expansion plans to extend internationally. Our strategy is to take advantage of the $18.7 billion dollar distilled spirits marketplace. We plan to accomplish this through our established celebrity brands and
the strategic relationships our management          team          has developed
throughout their careers. We distribute our        products through established
relationships  in  the  spirits,  beer,  and  wine distribution  industry.  Our
management's relationships with                      manufacturers, distillers,
development/research companies, bottling concerns, and certain customers provide the foundation through which we expect to grow our business in the future.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995 Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and *Section 21E of the Securities Exchange Act of 1934. Forward- looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors inherent in doing business. Forward-looking statements may be identified by terms such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "forecasts," "potential," or "continue," or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The company has no obligation to update these forward-looking statements.

For more information please contact:

Monarch Media, LLC
Vincent Zaldivar
702-364-0401 or visit
www.amerigoholdings.com